As filed with the Securities and Exchange Commission on January 4, 1999
                                             Registration No. 333-______________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                       --------------------------------

                         FRONTIER NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

        ALABAMA                                            72-1355228
(State of Incorporation)                                (I.R.S. Employer
                                                       Identification No.)

                               43 North Broadway
                            Sylacauga, Alabama 35150
                    (Address of principal executive offices)

                       FRONTIER NATIONAL CORPORATION KSOP
                            (Full Title of the Plan)

                               STEVEN R. TOWNSON
                            1011 North Lanier Avenue
                           Lanett, Alabama 36863-0682
                                 (334) 644-3171
           (Name, address and telephone number of agent for service)

                               (with copies to:)
                                STEVEN J. EISEN
                      Baker, Donelson, Bearman & Caldwell
                          511 Union Street, Suite 1700
                           Nashville, Tennessee 37219
                                 (615) 726-5600

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
TITLE OF SECURITIES TO BE      AMOUNT TO BE          PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
 REGISTERED                    REGISTERED       OFFERING PRICE PER SHARE     AGGREGATE OFFERING PRICE    REGISTRATION FEE
============================================================================================================================
Plan Interests related to    An Indeterminate              N/A                          N/A                    N/A(2)
 the Frontier National        Amount of Plan
 Corporation KSOP              Interests(1)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001               30,512                 $22.50(3)                   $625,496                 $173.89
 par value
============================================================================================================================

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement covers an indeterminate amount of plan interests to be offered or sold pursuant to the employee benefit plan describe, herein.

(2) Since this registration statement registers securities of the registrant and plan interests constituting separate securities, no separate fee is required with respect to the plan interests pursuant to Rule 457(h)(2).

(3) Pursuant to Rule 457(c) and (h), the proposed offering price per share, the proposed aggregate offering price and the amount of the registration fee for the common stock have been computed based upon the average of the bid and asked price as of December 28, 1998.

                                    PART II


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission ("SEC") are incorporated herein by reference:

1. Frontier National Corporation's (the "Company") most recent prospectus filed with the SEC pursuant to Rule 424(b) on August 4, 1998 and including the Company's audited financial statements for the most recent fiscal year.

2. All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, since July 21,1998.

3. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, as amended, effective with the SEC on September 1, 1998.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

     No response is required to this item.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     No response is required to this item.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Alabama Business Corporation Act (the "ABCA") gives Alabama corporations broad powers to indemnify their present and former directors and officers against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers. In general, the ABCA requires indemnification of directors and officers who successfully defend actions and permits indemnification in most other situations at the option of the corporation, if certain statutory standards are met. The ABCA also authorizes Alabama corporations to buy directors' and officers' liability insurance.

     The Company has in effect a directors' and officers' liability policy with The Fidelity and Deposit Companies Insurance in the amount of $5,000,000. This policy provides for indemnification of the Company's officers and directors against losses arising from claims asserted against them in their capacities as officers and directors, subject to the limitations and conditions set forth in the policy.

     In general, the ABCA will allow indemnification if the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or
proceeding, had no reasonable cause to believe his conduct was unlawful.   The
Company's Bylaws require a written finding of independent legal counsel, or other disinterested persons, selected and compensated by the Company's Board of Directors, that such director or officer met the standards of conduct discussed above before indemnification is allowed, unless the director or officer has been successful in defending the proceeding. The ABCA provides that, if the officer or director is successful in defending the proceeding, indemnification is mandatory without reference to any standard of conduct. On the other hand, indemnification is not permitted with respect to litigation brought by or in the right of the corporation in which the officer or director is adjudged liable to the corporation or in connection with any proceeding in which the officer or director is adjudged liable on the basis that personal benefit was improperly received by him. This restriction does not apply, however, to the extent that the court in which the action is brought determines that such officer or director is entitled to indemnity for particular expenses.

     The Company's Articles of Incorporation, limit a director's liability to the corporation or its shareholders for money damages to the full extent permitted by the ABCA; provided that the director's liability will not be limited with regard to: (i) any financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) unlawful payments of dividends; (iv) an intentional violation of criminal law; or (v) a breach of the director's duty of loyalty.

     In addition, the Company's Bylaws provide that Company employees or agents who are not officers or directors may be indemnified, at the option of the Board of Directors, to the extent authorized by the ABCA. The ABCA, generally, provides that employees and agents may be indemnified to the same extent as officers and directors.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     No response is required to this item.

ITEM 8.  EXHIBITS

     In lieu of an opinion of counsel concerning compliance with the requirements of ERISA and Section 401 of the Internal Revenue Code, the Company undertakes that it will submit the plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the plan.

Exhibit Number      Description
--------------      -----------

     10             Frontier National Corporation KSOP

     23.1           Consent of Jackson Thornton & Co., P.C.

     23.2           Consent of Schauer, Taylor, Cox & Edwards, P.C.

     25             Power of Attorney (Included on signature page)

ITEM 9.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "1933 Act"), each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lanett, State of Alabama, on December 30, 1998.

                              FRONTIER NATIONAL CORPORATION


                              By:    /s/ Steven R. Townson
                                 --------------------------------------
                                 Steven R. Townson, Chief Operating Officer
                                   and Chief Financial Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven R. Townson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

            NAME                                   TITLE                              DATE
----------------------------  ------------------------------------------------  -----------------
/s/ Harry I. Brown, Jr.       Chairman of the Board, Chief Executive Officer    December 30, 1998
----------------------------  and Director (Principal Executive Officer)
Harry I. Brown, Jr.

 /s/ Steven R. Townson        President, Chief Operating Officer, Chief         December 30, 1998
----------------------------  Financial Officer, Vice Chairman of the Board
Steven R. Townson             and Director (Principal Executive and Financial
                              Officer)

 /s/ Kerri C. Newton          Comptroller (Principal Accounting Officer)        December 30, 1998
----------------------------
Kerri C. Newton

                              Director                                          December __, 1998
____________________________
Charles M. Reeves

 /s/ Harry I. Brown, Sr.      Director                                          December 29, 1998
----------------------------
Harry I. Brown, Sr.

                              Director                                          December __, 1998
----------------------------
Christopher N. Zodrow

 /s/ Wesley L. Bowden, Jr.    Director                                          December 29, 1998
----------------------------
Wesley L. Bowden, Jr.

 /s/ Raymond C. Styres        Director                                          December 29, 1998
----------------------------
Raymond C. Styres

 /s/ Steven E. Sprayberry     Director                                          December 30, 1998
----------------------------
Steven E. Sprayberry

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Birmingham, state of Alabama, on December 30, 1998.


                                 Frontier National Corporation KSOP

                                 The Trust Company of Sterne, Agee & Leach, Inc. Trustee

                                 By: /s/ William Keith
                                     --------------------------------
                                 Its: President & CEO
                                      -------------------------------